                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            RESPONSE ONCOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             RESPONSE ONCOLOGY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 11, 1998


         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of the Shareholders of Response Oncology, Inc. (the "Annual Meeting") will be held at the offices of Response Oncology, Inc. (the "Company"), 1755 Moriah Woods Blvd., Memphis, Tennessee 38117 on Thursday, June 11, 1998, at 11:00 a.m., local time, for the following purposes:

         1. To elect three Class I directors to serve two year terms ending in 2001 and three Class III directors to serve one year terms ending in 1999, or until their successors have been duly elected and qualified.

         2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998.

         Only shareholders of the Company of record as of the close of business on April 27, 1998, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

         There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the meeting and the above proposals.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                Mary E. Clements
                                    Secretary
April 30, 1998






--------------------------------------------------------------------------------
         SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE ALREADY SENT IN A PROXY.
--------------------------------------------------------------------------------

                             RESPONSE ONCOLOGY, INC.
                             1775 MORIAH WOODS BLVD.
                            MEMPHIS, TENNESSEE 38117

                                   ----------

                                 PROXY STATEMENT

                                   ----------


                               GENERAL INFORMATION


         THIS PROXY STATEMENT is provided in connection with the solicitation of proxies by the Board of Directors of Response Oncology, Inc. (the "Company") for use at the annual meeting of shareholders to be held on June 11, 1998, (the "Annual Meeting") and any adjournment thereof. The mailing address of the principal executive offices of the Company is 1775 Moriah Woods Blvd., Memphis, Tennessee 38117. This Proxy Statement and the Proxy Form, Notice of Meeting and the Company's Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about May 11, 1998.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction where, or from any person to whom it is unlawful to make such proxy solicitation. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

THE PROXY

         The solicitation of proxies is being made on behalf of the Board of Directors of the Company primarily by the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitation, which may be made by mail, telephone, telegraph or personally by officers and employees of the Company (who will receive no additional compensation for such activities), will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or by attending the meeting and voting in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons.

         Shares of the Company's common stock, $.01 par value per share ("Common Stock") represented by properly executed proxies, unless previously revoked, will be voted in accordance with the instructions on such proxies. If no instruction is indicated on the proxy, the named holders of the proxies will vote such shares of Common Stock (i) FOR the election of all Class I director nominees and all Class III director nominees named in the Proxy Statement; and
(ii) FOR the ratification and selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. The named holders of proxies also will use their discretion in voting the Shares of Common Stock in connection with any other business that properly may come before the Annual Meeting.

VOTING RIGHTS

         Each outstanding share of Common Stock is entitled to one vote. Cumulative voting is not permitted. Only shareholders of record at the close of business on April 27, 1998 will be entitled to notice of, and to vote at, the Annual

Meeting and any adjournment thereof. As of the close of business on April 27, 1998, the Company had outstanding 12,021,828 shares of Common Stock. Of the total number of outstanding shares of Common Stock on April 27, 1998, the directors and executive officers of the Company, consisting of 12 persons, owned 897,502 shares comprising 7.47% of such total.

         No specific provision of the Tennessee Business Corporation Act, the Company's charter or the Company's Bylaws addresses the issue of abstentions or broker non-votes. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. However, brokers or nominees holding shares for beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner with respect to voting on certain proposals. In such cases, absence specific voting instructions from the beneficial owner, the broker may not vote on these proposals. This results in what is known as a "broker non-vote". A "broker non-vote" will not be counted as votes cast but will be counted for the purposes of determining the existence of the quorum. Because the election of directors and ratification of the selection of independent auditors or routine matters for which specific instructions from beneficial owners will not be required, the Company does not anticipate that any "broker non-votes" will arise in the context of the election of directors or the ratification of the selection of independent auditors. Votes "withheld" from a director-nominee or from the ratification of the selection of independent auditors have the effect of a negative vote because a plurality of the shares casts at the Annual Meeting is required for the election of each director and the ratification of the selection of independent auditors.

                                  REQUIRED VOTE

         Approval of each matter submitted to the shareholders of the Company for a vote at the Annual Meeting will require the affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy.

                     OWNERSHIP OF THE COMPANY'S COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

         The following table sets forth information as of April 27, 1998, regarding each person known to the Company to be the beneficial owner of more than five percent of its Common Stock:

                                               AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                         BENEFICIAL OWNER                     PERCENT OF CLASS (1)
------------------------                       --------------------                   --------------------
William D. Grant
One Ward Parkway, Ste. 130
Kansas City, MO  64112                                 995,577                                 8.28%

William H. West, M.D.
1775 Moriah Woods Blvd.
Memphis, TN  38117                                     900,129 (2)                             7.33%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401                                799,549                                 6.65%

Southern Fiduciary Trust
2325 Crestmoor Road, Ste. 202
Nashville, TN  37215                                   707,029                                 5.88%


(1) The percentages shown are based on 12,021,828 shares of Common Stock outstanding on April 27, 1998 plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, assuming conversion of the Company's Series A Preferred Stock and exercise of all options and warrants held by such holder, which stock, options and warrants may be converted or exercised within sixty (60) days of April 27, 1998.

(2) Includes 259,149 shares of Common Stock which Dr. West has the right to acquire pursuant to the exercise of option.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock all as of April 27, 1998 by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group. None of the Company's executive officers or directors is a beneficial owner of any of the Company's Series A Preferred Stock.

                                  AMOUNT AND NATURE OF     PERCENT OF
   NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP      CLASS (1)
   ------------------------       --------------------      ---------
Frank M. Bumstead                      112,781(2)                *
Director

Joseph T. Clark                        388,349(3)             3.13%
Director, President and Chief
Executive Officer

Mary E. Clements                       130,000(4)             1.07%
Chief Financial Officer

W. Thomas Grant II                     117,378(5)                *
Director

P. Anthony Jacobs                       42,026(6)                *
Director

Leonard A. Kalman, M.D                  45,047(7)                *
Director

Lawrence N. Kugelman                    13,000(8)                *
Director

Kenneth L. Scott                       157,731(9)             1.30%
Chief Operating Officer

James R. Seward                         35,117(10)               *
Director

Charles H. Weaver, M.D                 183,061(11)            1.50%
Chief Medical Officer

William H. West, M.D                   900,129(12)            7.33%
Chairman

ALL DIRECTORS AND OFFICERS AS A      2,251,174(13)           16.83%
GROUP (12 PERSONS)

(1) The percentages shown are based on 12,021,828 shares of Common Stock outstanding on April 27, 1998 plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, assuming conversion of the Company's Series A Preferred Stock and exercise of all options held by such holder, which stock options may be converted or exercised within sixty (60) days of April 27, 1998.

(2) Includes 14,000 shares of Common Stock which Mr. Bumstead has a right to acquire pursuant to the exercise of options and warrants.

(3) Includes 383,549 shares of Common Stock which Mr. Clark has the right to acquire pursuant to the exercise of options.

(4) Represents shares of Common Stock which Ms. Clements has the right to acquire pursuant to the exercise of options.

(5) Includes 14,000 shares of Common Stock which Mr. Grant has the right to acquire pursuant to the exercise of options.

(6) Includes 14,000 shares of Common Stock which Mr. Jacobs has the right to acquire pursuant to the exercise of options.

(7) Includes 6,027 shares of Common Stock which Dr. Kalman has the right, pursuant to a power of attorney, to acquire pursuant to the conversion of convertible debt issued in connection with the acquisition of the assets of the Group, 39,000 shares of Common Stock which Dr. Kalman has the right to acquire pursuant to the exercise of options, and 20 shares held by his wife in an IRA.

(8) Represents shares of Common Stock which Mr. Kugelman has the right to acquire pursuant to the exercise of options.

(9) Includes 157,331 shares of Common Stock which Mr. Scott has the right to acquire pursuant to the exercise of options.

(10) Includes 14,000 shares of Common Stock which Mr. Seward has the right to acquire pursuant to the exercise of options.

(11) Represents shares of Common Stock which Dr. Weaver has the right to acquire pursuant to the exercise of options and warrants.

(12) Includes 259,149 shares of Common Stock which Dr. West has the right to acquire pursuant to the exercise of options.

(13) Includes 1,347,645 shares of Common Stock as to which various officers and directors have rights to acquire pursuant to the exercise of options and conversion rights on note payments.

*        Represents less than 1% of total outstanding Common Stock

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Director Meetings. The business of the Company is under the general management of its Board of Directors as provided by the Company's by-laws and the laws of Tennessee, the Company's state of incorporation. The Board of Directors regularly meets quarterly during the Company's fiscal year. There are presently eight directors, six of whom are not executive officers or employees of the Company ("Independent Directors"). The Board of Directors held four meetings during fiscal 1997. No director attended fewer than 75% of the meetings of the Board of Directors and committees during the year.

         Executive Committee. The Board of Directors has established an Executive Committee, which currently consists of Messrs. Bumstead, Jacobs and Seward, each of whom is an Independent Director, Mr. Clark and Dr. West. The Executive Committee was created to have more routine, detailed meetings with management and is empowered to act on behalf of the Board of Directors between meetings when such action is considered necessary. The Executive Committee met three times during fiscal 1997.

         Audit Committee. The Board of Directors has established an Audit Committee, which currently consists of Messrs. Bumstead, Jacobs and Seward (Chairman) each of whom is an Independent Director. The Audit Committee provides assistance and advice to the board of directors on auditing and related matters and reviews management's selection of independent auditors. The Audit Committee met one time during fiscal 1997.

         Nominating and Compensation Committee. The Board of Directors has established a Compensation Committee, which currently consists of Messrs. Bumstead, Kugelman, Jacobs (Chairman) and Seward each of whom is an Independent Director. The Compensation Committee reviews compensation, including stock incentives, of the Company's executive officers, and makes recommendations to the Board of Directors with respect to such compensation matters. The Compensation Committee also administers the Company's 1990 Non-Qualified Stock Option Plan and the 1996 Stock Incentive Plan. The Compensation Committee serves as the Nominating Committee of the Company. The Compensation Committee met three times during fiscal 1997.

COMPENSATION OF DIRECTORS

         Directors who are executive officers or employees of the Company do not receive additional remuneration as directors. Independent Directors receive an annual retainer fee of $10,000, $1,500 for each board meeting attended, and $750 for each committee meeting attended. Such compensation is payable in respect of all duly noticed meetings and is payable whether the director attends in person or by telephone. Such compensation may be deferred at the election of the director and paid later in cash or in shares of Common Stock. Independent Directors are granted options to purchase 1,000 shares of Common Stock during each calendar quarter of service as a director of the Company. To ensure compliance with Rule 16b-3 under the Securities Exchange Act of 1934, no options granted to such Independent Directors may be exercised earlier than six months from the date of the grant. All directors of the Company are eligible to receive reimbursement of expenses, if any, incurred in attending meetings of the board of directors and committees thereof.

NOMINEES FOR DIRECTORS

         The Company's Charter divides the board of directors into three classes, with each having not less than one director nor more than five directors. Class I directors are elected for terms of three years; Class II directors for terms of two years; and Class III directors for terms of one year. The Board of Directors has set at eight the number of directors constituting the full Board of Directors.

         The following six individuals have been nominated for election to serve as directors of the Company. Messrs. West, Bumstead, Clark, Seward, Grant and Dr. Kalman are currently directors of the Company. Dr. Kalman is a stockholder of Oncology Hematology Group of South Florida, P.A., with whom the Company has entered a long term contract to provide management services. See "Certain Transactions with Directors" and "Business Relationships between Company and Directors." The remaining members of the Board of Directors listed below will continue as members thereof until their respective terms expire as indicated below.

         Unless a shareholder specifies otherwise, it is intended that such shareholder's shares of Common Stock will be voted FOR the election of the nominees to serve as directors until the expiration of their respective terms and until their successors are elected and qualified. If any nominee shall become unavailable or unwilling to serve the Company as a director for any reason, the persons named in the Proxy Form are expected to consult with the management of the Company in voting the shares represented by them. The Board of Directors has no reason to doubt the availability of any of the nominees, and each has indicated his willingness to serve as a director of the Company if elected.

                          DIRECTOR NOMINEES - CLASS III
                              (TERMS EXPIRING 1999)

--------------------------------------------------------------------------------
JOSEPH T. CLARK, age 42, has been a director of the Company since 1988. Mr. Clark has served as the Chief Executive Officer of the Company since January 1996 and as President of the Company since February 1993. Mr. Clark was formerly the Executive Vice President and Chief Operating Officer of the Company from May 1989 to February 1993 and Secretary of the Company from September 1988 to February 1993. Mr. Clark also served as Chief Financial Officer of the Company from March 1988 to May 1989.

Committees: None

--------------------------------------------------------------------------------
JAMES R. SEWARD, age 45, has been a director of the Company since 1990. Mr. Seward has served as the President and Chief Executive Officer of SLH Corporation since July 1997. Mr. Seward previously served as the Executive Vice President of Seafield Capital Corporation from May 1993 to July 1997 and was the Senior Vice President of Seafield Capital Corporation from August 1990 to May 1993. Mr. Seward also served as the Chief Financial Officer of Seafield Capital Corporation from February 1991 to July 1997.

Committees: Compensation, Executive, and Audit (Chairman)

--------------------------------------------------------------------------------
W. THOMAS GRANT II, age 47, has been a director of the Company since 1991. Mr. Grant has been the Chief Executive Officer of Lab One, Inc. since July 1997. Mr. Grant was the Chief Executive Officer of Seafield Capital Corporation and served as the Chairman of the Board of Seafield Capital Corporation from May 1993 to July 1997, prior to which time he served as the President. Mr. Grant serves as a director for AMC Entertainment, Inc., Kansas City Power & Light Company, Commerce Bancshares, Inc., Lab One, Inc. and SLH Corporation.

Committees: None

--------------------------------------------------------------------------------

                           DIRECTOR NOMINEES - CLASS I
                              (TERMS EXPIRING 2001)

--------------------------------------------------------------------------------
WILLIAM H. WEST, M.D., age 50, has been a director of the Company since 1985. He has served as Chairman of the Board of Directors of the Company since February 1993. Dr. West served as Chief Executive Officer of the Company from May 1989 to January 1996 and Medical Director of the Company from 1985 to February 1996. Dr. West served as President of the Company from May 1989 to February 1993.

Committees:  None

--------------------------------------------------------------------------------

FRANK M. BUMSTEAD, age 56, has been a director of the Company since 1985. He has served as the Vice-Chairman of the Board of the Company since February 1993. Mr. Bumstead was the Chairman of the Board of the Company from January 1989 to February 1993. He has been the Chairman and Chief Executive Officer of FBMS Financial, Inc., a financial management and business consulting firm, since January 1990. Prior to that, Mr. Bumstead was the President of Bumstead Co., a financial consulting company, from 1986 to December 1990. Mr. Bumstead is also a director of First Union National Bank of Tennessee, Nashville Country Club, Inc., and Veritus Music Entertainment, Inc., serving on the compensation committees of the latter two companies.

Committees: Compensation, Executive (Chairman), and Audit

--------------------------------------------------------------------------------

LEONARD A. KALMAN, M.D., age 47, has been a director of the Company since 1996. Dr. Kalman is a practicing medical oncologist with Oncology Hematology Group of South Florida, P.A., where he has practiced for more than 5 years.

Committees: None

--------------------------------------------------------------------------------

                         INCUMBENT DIRECTORS - CLASS II
                              (TERMS EXPIRING 2001)

--------------------------------------------------------------------------------

P. ANTHONY JACOBS, age 56, has been a director of the Company since 1990. Mr. Jacobs has served as the Chairman of SLH Corporation since July 1997. Mr. Jacobs also served as the President of Seafield Capital Corporation from May 1993 to July 1997 and the Chief Operating Officer of Seafield Capital Corporation from August 1990 to July 1997. Mr. Jacobs was the Executive Vice President of Seafield Capital Corporation from August 1990 to May 1993 and was a Director of Seafield Capital Corporation from 1987 to 1997. Mr. Jacobs is a director for Trenwick Group Inc., serving on its compensation committee, Lab One, Inc. and SLH Corporation.

Committees: Compensation (Chairman), Executive, and Audit

--------------------------------------------------------------------------------

LAWRENCE N. KUGELMAN, age 55, has been a director of the Company since August 1996. Mr. Kugelman has been a self-employed health care consultant since October 1996. From December 1995 to October 1996, he served as President and Chief Executive Officer of Coventry Corp. From April 1995 to December 1995, Mr. Kugelman was a self-employed health care consultant. From January 1993 to April 1995, he was Executive Vice President of American Medical International, and prior to that he was President and Chief Executive Officer of Health Plan of America. Mr. Kugelman is also a director of Coventry Corp.

Committees: Compensation

--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS WITH DIRECTORS

         In January 1996, the Company acquired from Dr. Kalman all common stock owned by Dr. Kalman in Oncology Hematology Group of South Florida, P.A. (the "Group") for an aggregate purchase price of approximately $1,540,000. As partial consideration for the acquisition, the Company executed a promissory note payable to the stockholders of the Group in the principal amount of approximately $5,960,000, of which Dr. Kalman's beneficial interest is approximately $745,000. The note bears interest at the rate of 9% per annum and is payable in 59 consecutive equal amortized installments of principal and interest. Payments on the note may be received, at the election of the Group, in shares of Common Stock based on a conversion rate of $11.50 per share. As of the date hereof approximately $1,500,000 remains payable to the Group of which Dr. Kalman's beneficial interest is approximately $190,000.

BUSINESS RELATIONSHIPS BETWEEN COMPANY AND DIRECTORS

         The Company and the Group, of which Dr. Kalman is a stockholder, are parties to a management services agreement, executed in January 1996 and amended in August 1997 in connection with the above-described physician practice affiliation transaction, pursuant to which the Group pays the Company service fees in exchange for the Company managing all of the non-medical aspects of the Group's oncology practice. The agreement presently provides for the payment by the Group of service fees equal to a percentage of the practice's net operating income plus clinic expenses. During 1997, the Group paid the Company aggregate service fees of $7,899,629.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

WILLIAM H. WEST, M.D., CHAIRMAN: Dr. West has served as Chairman of the Board since February 1993. Previously, he served as Chief Executive Officer from May 1989 to January 1996 and as Chief Medical Officer from 1985 to February 1996. Dr. West, who is a medical oncologist and founder of the West Clinic (an eight-physician oncology clinic in Memphis), has been a Director of the Company since 1985. In addition, Dr. West has served as a Senior Researcher at the National Cancer Institute and he has had numerous articles published in major industry publications, including THE NEW ENGLAND JOURNAL OF MEDICINE.

JOSEPH T. CLARK, PRESIDENT AND CHIEF EXECUTIVE OFFICER: Mr. Clark has served as Chief Executive Officer of the Company since January 1996 and President since February 1993. From 1978 to 1982, Mr. Clark served as a hospital administrator with Humana. From 1982 to 1988, he was with American Medical International in various capacities, including Regional Director of Finance. Mr. Clark has been a Director of the Company since 1988.

MARY E. CLEMENTS, CHIEF FINANCIAL OFFICER: Ms. Clements has been Chief Financial Officer in the Company since June 1997. Before joining Response Oncology in June 1996, she served in a number of capacities at Coopers & Lybrand L.L.P., performing various auditing and consulting functions for several physician practice management companies. From June 1996 to September 1996, Ms. Clements served as Director of Development for the Company's Practice Management Division. In September 1996, she was appointed Chief Operating Officer of that Division.

KENNETH L. SCOTT, CHIEF OPERATING OFFICER: Mr. Scott has been Chief Operating Officer of the Company since January 1997. From February 1996 to January 1997, he served as Chief Operating Officer of the Company's IMPACT division. Previously, Mr. Scott was President and CEO of American Health Care Management Services, Inc., an oncology healthcare management consulting company, from June 1993 to February 1996.

CHARLES H. WEAVER, M.D., CHIEF MEDICAL OFFICER: Dr. Weaver has served as Chief Medical Officer of the Company since February 1996. From February 1994 to February 1996, he served as the Company's Chief Scientific Officer. Dr. Weaver finished his residency in Internal Medicine at the University of Pennsylvania in 1991, and from 1991 to 1994 was a fellow in the Autologous Bone Marrow Transplantation Department at the Fed Hutchinson Cancer Research Center in Seattle, Washington.

EMPLOYMENT CONTRACTS; CHANGE OF CONTROL ARRANGEMENTS

         Each of the executive officers named in the tables above has executed, effective as of January 1, 1998, an employment contract providing for the continued employment of each of the named executives. Each contract is for a term of three years and is automatically renewed for a one year period unless notice of termination is given on the anniversary date preceding its expiration. The employment contracts provide for the following base salaries, plus in each case a bonus of up to 100% of the executive's base salary: Dr. West - $234,000; Mr. Clark - $234,000; Dr. Weaver - $226,750; Mr. Scott - $185,000; Ms. Clements
- $150,000. Annual bonuses are determined in accordance with policies, and are based on performance targets, established by the Compensation Committee. In addition, each executive is entitled to all other employee benefits for which any salaried employee of the Company is eligible.

         Each employment contract provides for termination of salary as of the date of termination due to death or disability, as well as upon a termination for cause by the Company or voluntary termination by the executive. Cause is defined as conviction of a felony, perpetration of fraud, embezzlement or other act of dishonesty or the executive's breach of trust or fiduciary duties in a manner that materially adversely affects the Company or its shareholders.

         If an executive's employment is terminated by the Company without cause or the executive suffers a "constructive termination" of employment (defined as (a) a declined reassignment to a job that is not the equivalent of the executive's then-current position either in terms of scope of duties or location of employment, or (b) conduct by the Company or the board of directors that is a continuous and material interference with the executive's ability to perform the duties of his position), and there has not been a change in control of the Company, then the executive is entitled a lump sum severance payment equal to 100% of his or her then-current base salary plus 100% of the average annual incentive bonus paid to the executive during the two year immediately preceding such termination.

         In the event the executive's employment is terminated without cause or the executive suffers a constructive termination within one year following a change in control, the executive is entitled to a lump sum severance payment equal to (1) 200% (299% in the case of Dr. West and Mr. Clark) of the sum of the executive's base salary as in effect at the time of termination plus the executive's average annual incentive bonus for the two years immediately preceding such termination, plus (2) the amount of any excise tax incurred by the executive pursuant to the "excess parachute payment" rules under the Internal Revenue Code of 1996, as amended; provided that the foregoing excise tax gross-up is limited for all executives of the Company to an aggregate amount of $5 million.

         While the executive is employed by the Company and for a period of one year following termination of employment for any reason (except upon the Company's failure to renew), the executive has agreed not to compete with the Company.

COMPENSATION TABLES

         The following table sets forth the compensation for services rendered for each of the Company's last three fiscal years, of the Chief Executive Officer and the Company's other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------
                                          ANNUAL                  Long Term
                                       COMPENSATION           Compensation Awards
----------------------------------------------------------------------------------
   NAME AND PRINCIPAL                                         OPTIONS/      LTIP          ALL OTHER
        POSITION             YEAR    SALARY      BONUS          SARs       PAYOUTS      COMPENSATION
----------------------------------------------------------------------------------------------------
Joseph T. Clark,             1997   $212,954   $110,837       344,749          0          $1,250(2)
President and CEO            1996    205,231     50,800        25,000          0           1,358(2)
                             1995    182,343    135,000        83,400          0           1,102(2)
----------------------------------------------------------------------------------------------------
Mary E. Clements             1997   $127,539   $ 62,421       130,000          0          $1,154(2)
Chief Financial Officer      1996     38,462     15,000        75,000          0               0
                             1995          0          0         4,000          0               0
----------------------------------------------------------------------------------------------------
Kenneth L. Scott             1997   $175,000    $90,030       157,331          0          $1,250(2)
Chief Operating Officer      1996    120,192     25,850       120,000          0           1,053(2)
                             1995          0          0         5,000          0               0
----------------------------------------------------------------------------------------------------
Charles H. Weaver, M.D.,     1997   $195,786   $281,465       183,061          0          $1,250(2)
Chief Medical Officer        1996    223,702     68,660        55,000          0           1,358(2)
                             1995    214,398     77,250        15,000          0           2,995(2)
----------------------------------------------------------------------------------------------------
William H. West, M.D.        1997   $234,000   $110,837       209,149          0          $    0
Chairman                     1996    230,885     49,300        25,000          0             108(2)
                             1995    209,726    148,250        62,500          0             102(2)
----------------------------------------------------------------------------------------------------

(1) Reflects adjustment for a one-for-five reverse stock split effected by the Company on November 1, 1995.

(2) Reflects Company contributions paid or accrued to the named executive's account in the Company's 401(k) Profit Sharing Plan and Trust and premiums paid for term life insurance.

         Option Grants as of December 31, 1997. The following table provides information on option grants during the 1997 fiscal year to the executive officers listed in the table above.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


--------------------------------------------------------------------------------------------------------------------
                                                                                                 Potential
                                                                                              Realization Value
                                         Individual Grants                                   at Assumed Rates of
                            ----------------------------------------------------------       Annual Stock Price
                            Options        % of Total                                         Appreciation for
                            Granted(3)  Options Granted      Exercise                          Option Term (2)
                                         to Employees in       Price        Expiration    --------------------------
                                          Fiscal Year        ($/Share)(1)      Date           5%            10%
--------------------------------------------------------------------------------------------------------------------
Joseph T. Clark             344,749          20.68%            $6.00         05/01/07     $1,160,475      $3,073,099
--------------------------------------------------------------------------------------------------------------------
Mary E. Clements            130,000           7.80%            $6.00         05/01/07     $  432,837      $1,144,062
--------------------------------------------------------------------------------------------------------------------
Kenneth L. Scott            159,457           9.57%            $6.00         05/01/07     $  536,755      $1,421,403
--------------------------------------------------------------------------------------------------------------------
Charles H. Weaver           183,061          10.98%            $6.00         05/01/07     $  616,210      $1,631,809
--------------------------------------------------------------------------------------------------------------------
William H. West             209,149          12.55%            $6.00         05/01/07     $  704,026      $1,864,358
--------------------------------------------------------------------------------------------------------------------

(1) Exercise price represents fair market value of the Common Stock at the date the stock option was granted.

(2) The amounts reflected were computed pursuant to instruction 7 to Item 402(c) of Regulation S-K and are not intended to be a prediction of future appreciation in market value of the Common Stock. No gain to the recipient of the foregoing options is realizable by the named executive without an increase in the market value of the Common Stock that benefits all shareholders.

(3) Options are vested in and exercisable by the recipient upon the achievement of certain performance goals established by the Compensation Committee and set forth in individual option agreements between the Company and the named executives.

         Aggregated Option Exercises through December 31, 1997. The following table provides information with respect to the value of each of their unexercised options at December 31, 1997. No executive officer exercised any options during the year ended December 31, 1997.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

-----------------------------------------------------------------------------------------
                          Number of Shares Underlying           Value of Unexercised
                              Unexercised Options               In-the-Money Options
                             at Fiscal Year End(2)             at December 31, 1997(1)
-----------------------------------------------------------------------------------------
Name                     Exercisable     Unexercisable      Exercisable     Unexercisable
-----------------------------------------------------------------------------------------
Joseph T. Clark            244,260          139,289          $746,468          $330,811
-----------------------------------------------------------------------------------------
Mary E. Clements            66,471           63,529           157,869           150,881
-----------------------------------------------------------------------------------------
Kenneth L. Scott           109,692           47,639           260,519           113,143
-----------------------------------------------------------------------------------------
Charles H. Weaver          105,323           77,738           250,142           184,628
-----------------------------------------------------------------------------------------
William H. West            177,934           81,215           541,393           192,886
-----------------------------------------------------------------------------------------


(1) Based upon the closing price of $8.38 per share the Common Stock on the National Market of The Nasdaq Stock Market on December 31, 1997.

(2)      Adjusted for one-for-five reverse stock split in November 1995.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of Independent Directors. The Committee meets periodically to review and recommend for Board approval the Company's compensation program for senior executives and other key employees and independently administers the stock option and other incentive plans of the Company.

         The guiding principle of the Committee is to establish a compensation program which aligns executive compensation with the Company's objectives, business strategies and financial and operational performance. In connection with this principle, the Committee seeks to:

         (1) Attract and retain qualified executives in the highly competitive health care industry who will play a significant role in the achievement of the Company's goals.

         (2) Create a performance orientated environment that rewards performance with respect to the financial and operational goals of the Company and which takes into account industry-wide trends and performance levels.

         (3) Reward executives for the strategic management and the long-term enhancement of stockholder value.

         Compensation for the key executives consists of three elements: base salary and benefits, a performance based annual cash bonus and stock-based compensation.

         While the Committee seeks to weigh each element separately, it is their collective value that is considered in ensuring that the executive officers are appropriately compensated in a manner that advances both the short-term and long-term interests of the stockholders.

         The base salary for each executive officer is set on the basis of the salary levels in effect for comparable positions in the industry, adjusted for the executive's experience and performance level and internal comparability considerations. The Company monitors industry salary levels with the assistance of a compensation consultant. For 1997, executive officers' base salaries were competitive with salaries for individuals in comparable positions based on an industry survey commissioned by the Compensation Committee.

INCENTIVE COMPENSATION

         An executive officer's performance-based annual cash bonus is based upon pre-established financial goals as well as the achievement of strategic objectives and milestones. The primary financial goals set by the Compensation Committee have been achievement of target levels of earnings before interest and taxes (EBIT). An aggregate incentive pool is determined by taking a percentage of EBIT and allocating it among participants. In establishing a minimum level of EBIT before any bonuses are earned the Compensation Committee considers prior fiscal year performance and the amount of increase budgeted for the coming year. The percentage of EBIT credited to the bonus pool may be increased if actual EBIT exceeds budgeted EBIT. Based upon the CEO's recommendation as to the participant's contribution to the overall success in achieving the EBIT results, officers may earn from 10% to 100% of base salary. Achievement of strategic objectives and milestones may also be a portion of an individual's performance-based annual cash bonus, including the number of new IMPACT Center openings, development of infrastructure necessary to sustain future growth, obtaining financing on favorable terms, or more recently with diversification into the physician practice management business and the number of physicians under management. For 1997, the Compensation Committee placed significant emphasis on the continuing efforts of certain executive officers in repositioning the Company from a strategic and financial point of view to being a complete provider of cancer care.

STOCK INCENTIVES

         Pursuant to the Company's various stock option and incentive plans, the Compensation Committee periodically awards stock options to executive officers, key employees, and consultants to the Company and its subsidiaries. Pursuant to the 1996 Stock Incentive Plan the Compensation Committee has the ability to award shares of restricted stock and stock appreciation rights (whether separate or in tandem with stock options) in addition to stock options. Such stock based compensation provides for an incentive for each participant to become a meaningful stockholder of the Company and provides a mechanism for aligning those participants's interests with those of the stockholders. The Compensation Committee believes that such stock option grants are the foundation in the overall compensation packages because such grants recognize both productivity and profitability, while at the same time giving recipients a vested long term interest in the success of the Company through stock ownership.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Mr. Clark assumed the title of Chief Executive Officer in January 1996 to provide focused leadership of the Company's diversification into the physician practice management business. Mr. Clark's base salary is set using the same criteria as all other executive officers. His 1997 cash bonus primarily reflected the achievement of the Company's EBIT targets. During 1997, the Company had a record year in terms of earnings, achieved first-time coverage of the Company's Common Stock by analysts at a major regional securities firm, assimilated oncology practices with whom the Company affiliated in 1996, and restructured certain oncology practice management agreements to benefit the Company's earnings and limit its downside. Mr. Clark's cash bonus was approximately 52% of the maximum bonus provided in his employment agreement.

COMPENSATION COMMITTEE

P. Anthony Jacobs (Chairman)
Frank M. Bumstead
Lawrence Kugelman
James R. Seward

                                PERFORMANCE GRAPH

         The graph below sets forth the cumulative total return to Response Oncology, Inc.'s shareholders during the five year period ended December 31, 1997, as well as an overall stock market index (Nasdaq Stock Market Total Return Index) and a peer group index (S&P Health Care Composite Index). The stock performance graph assumes $100 was invested on December 31, 1992:


                                    [GRAPH]

--------------------------------------------------------------------------------------------------
                         12/31/92     12/31/93     12/31/94     12/31/95     12/31/96     12/31/97
--------------------------------------------------------------------------------------------------
Response Oncology        $ 58.70      $ 28.26      $ 29.35      $ 43.48      $ 33.04      $ 29.14
--------------------------------------------------------------------------------------------------
Nasdaq Composite         $115.45      $132.48      $128.25      $179.44      $220.18      $267.82
--------------------------------------------------------------------------------------------------
S&P H. C. Composite      $ 86.81      $ 77.02      $ 84.36      $127.80      $156.86      $206.98
--------------------------------------------------------------------------------------------------

                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS


         There were no compensation interlocks in 1997, and no insider participated in decisions relating to his compensation in 1997.

                        COMPLIANCE WITH SECTION 16 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934


         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the registered class of the Company's equity securities to file reports of ownership with the Securities and Exchange Commission. Such directors, executive officers and shareholders are required pursuant to Securities and Exchange Commission regulations to furnish the Company with copies of all reports filed pursuant to
Section 16(a) of the Securities Exchange Act of 1934.

         Based solely on a review of the Forms 3 and 4, and amendments thereto, furnished to the Company during the fiscal year ended December 31, 1997 and Form 5, and amendments thereto, furnished to the Company with respect to such fiscal year, and certain representations furnished to the Company, the Company believes that during the fiscal year ended December 31, 1997 all reports under Section 16(a) of the Securities Exchange Act of 1934 required to be filed by directors, executive officers and 10% shareholders of the Company were timely filed.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR CLASS I DIRECTORS AND CLASS III DIRECTORS.

                                   PROPOSAL 2.
               RATIFICATION OF SELECTION OF KPMG PEAT MARWICK LLP
                AS THE 1998 INDEPENDENT ACCOUNTANTS AND AUDITORS

         The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for 1998. The selection is subject to approval by the shareholders not later than the date of the Annual Meeting. KPMG Peat Marwick LLP served as independent auditors of the Company for the years ended December 31, 1993 through 1997. Representatives of the firm will be present at the Annual Meeting, have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 2.

                         SHAREHOLDER PROPOSALS FOR 1999

         Pursuant to the Securities Exchange Act of 1934, shareholder proposals intended to be presented at the 1999 annual meeting of shareholders of the Company must be received by the Company at its executive offices on or before January 11, 1999.


                                  OTHER MATTERS

         The Board of Directors knows of no other business to be brought before the meeting. If any other matters properly come before the meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.


                           INCORPORATION BY REFERENCE

         The consolidated financial statements of the Company, included in the Company's 1997 Annual Report which accompanies this Proxy Statement, are hereby incorporated by reference into this Proxy Statement as if stated verbatim herein.


                       BY ORDER OF THE BOARD OF DIRECTORS


                                MARY E. CLEMENTS
                                    Secretary
April 30, 1998

                                                                      APPENDIX A

                            RESPONSE ONCOLOGY, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 11, 1998

    The Undersigned hereby appoints Mary E. Clements as true and lawful attorney or attorney-in-fact of the undersigned, with full power of substitution, to vote a proxy for the undersigned at the Annual Meeting of the Shareholders for Response Oncology, Inc. (the "Company") to be held at the Company's corporate offices located at 1775 Moriah Woods Boulevard, Memphis, Tennessee at 11:00 a.m., local time, on June 11, 1998, and all adjournments thereof, the number of shares of which the undersigned would be entitled to vote if then personally present for the following purposes:

1. To elect three Class I directors to serve two year terms ending in 2001 and three Class III directors to serve one year terms ending in 1998, or until their successors have been duly elected and qualified.

     [ ] FOR all nominees listed below             [ ] AGAINST all nominees listed below    [ ] ABSTAIN
         (except as marked to the contrary below)

--------------------------------------------------------------------------------

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:
             Class I Directors:     William H. West, M.D.  Frank M. Bumstead
                                    Leonard A. Kalman, M.D.
             Class III Directors:   Joseph T. Clark    W. Thomas Grant, II
                                    James R. Seward

2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1997.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

                          (Continued on reverse side)

                          (Continued from other side)

3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

    This proxy, which is solicited on behalf of the Board of Directors of Response Oncology, Inc. will be voted in the manner described herein. If no direction is made, this proxy will be voted FOR all the proposals listed.

                                                Date:                , 1998
                                                     ----------------

                                                ---------------------------
                                                Signature

                                                ---------------------------
                                                Signature if Held Jointly

                                                NOTE: Please date and sign
                                                exactly as name appears hereon.
                                                When signing as attorney,
                                                executor, administrator, trustee
                                                or guardian, please give full
                                                title as such. If a corporation,
                                                please sign full name by
                                                authorized officer.